Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-1 of our report dated April 1, 2026, relating to the financial statements of Top Ships Inc. appearing in the Annual Report on Form 20-F for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte Certified Public Accountants S.A.

Athens, Greece

April 24, 2026